UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C. 20549

                             FORM 15

Certification  and  Notice of Termination of  Registration  under
Section  12(g)  of  the  Securities  Exchange  Act  of  1934   or
Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                                  Commission File Number 333-81601


                     EAST COAST POWER L.L.C.
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     (Exact name of registrant as specified in its charter)


 El Paso Building, 1001 Louisiana Street, Houston, Texas 77002,
                         (713) 420-2600
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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


          6.737% Series B Senior Secured Notes due 2008
          7.066% Series B Senior Secured Notes due 2012
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    (Title of each class of securities covered by this Form)


                              None
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   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please   place  an  X  in  the  box(es)  to  designate   the
appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

 Rule 12g-4(a)(1)(i)   [  ]          Rule  12h-3(b)(1)(ii)  [   ]
 Rule 12g-4(a)(1)(ii)  [  ]          Rule  12h-3(b)(2)(i)   [   ]
 Rule 12g-4(a)(2)(i)   [  ]          Rule  12h-3(b)(2)(ii)  [   ]
 Rule 12g-4(a)(2)(ii)  [  ]          Rule  15d-6            [   ]
 Rule 12h-3(b)(1)(i)   [ x ]

     Approximate  number  of  holders  of  record   as   of   the
certification or notice date:   42

     Pursuant to the requirements of the Securities Exchange  Act
of    1934,   East   Coast   Power   L.L.C.   has   caused   this
certification/notice  to  be  signed  on  its   behalf   by   the
undersigned duly authorized person.

DATE: May 7, 2003                  By:   /s/ Robert W. Baker
                                      ---------------------------
                                   Name:  Robert W. Baker
                                   Title:    President